Entity #
C3305-1997

Document #
20070415504-48

Date Filed
6/14/2007 8:15 AM

In the office of
Ross Miller
Secretary of State
State of Nevada

Certification of Amendment to Articles of Incorporation
For Nevada Profit Company
(Pursuant to NRS 78.385 and 73.390 - After issuance of Stock)

1.	Name of Corporation Earth Block Technologies, Inc.

2.	The articles have been amended as follows: (provide article number, if available)

Article 3.

"The total number of shares of the classes of stock which the corporation shall have authority to issue is Two Billion Ten Million (2,010,000,000) shares of which Two Billion (2,000,000,000) shares shall be common stock, with a par value of $0.001 per share and Ten Million (10,000,000) shares shall be convertible preferred stock, with a par value of $0.001 per share."

3.	The vote by which the stock holders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 67%

4.	Officer Signature:

/s/ James E Hines Secretary

•	If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.